Exhibit 99.1

DRAFT

Media Contacts:
Michael LaVelle	Bill Bartkowski
Chief Executive Officer	Managing Director
Analysts International	BlueFire Partners
Phone: 952-835-5900	Phone 612-344-1012
mlavelle@analysts.com	bartkowski@bluefirepartners.com

Analysts International Reports Profitable Results for

2004 Second Quarter

Company Reports Second Consecutive Quarter of Growth and Profitability

MINNEAPOLIS, July 27, 2004 - Analysts International (NASDAQ: ANLY) today reported the results for its second quarter ended July 3, 2004.  Revenues totaled $86.9 million for the quarter, compared to $82.6 million for the comparable quarter a year ago. The revenues were comprised of $72.1 million in direct revenue and $14.8 million in subsupplier billings.  For the quarter, the Company reported $706,000 of net income, or $0.03 per share, compared to a net loss of $(168,000), or $(0.01) per share, for the second quarter of 2003.  As reported earlier, the quarter’s results were higher than the Company’s earlier guidance with respect to earnings and at the high end of revenue guidance.

For the six months ended July 3, 2004, the Company reported revenues of $172.3 million, compared to $168.7 million for the first two quarters of 2003.  The net profit for the period was $1.2 million, or $0.05 per share, compared to a net loss of $(484,000) in 2003, or $(.02) per share.

Michael LaVelle, chairman and chief executive officer, said, “We are pleased to report our second consecutive quarter of profitability and revenue growth.  All of our business lines are strengthening and showing signs of improvement, reflecting the hard work and dedication of our employees and management.  We look forward to further growth and profitability in the periods ahead.”

LaVelle noted the Company would provide guidance for the third quarter of 2004 on the conference call scheduled for later today.

Analysts will host a conference call today at 9:30 a.m. (CDT) to discuss these results. Interested parties may access the call via the Internet by using the following link:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ANLY&script=1010&item or they may dial 888-244-6435 a few minutes before the scheduled start and ask for the Analysts International call and leader Mike LaVelle.  No advanced registration is required to participate.  A replay of the call will be available at the link provided above, or callers can dial 800-642-1687 and provide the conference ID number: 8601647, through August 2, 2004.

About Analysts International

Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client’s IT staffing needs; Business Solutions Services, which provides business solutions and network infrastructure services; and Outsourcing Services, which provides onshore and offshore strategic solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit http://www.analysts.com.

Statements contained herein, which are not strictly historical fact, are forward-looking statements.  Words such as “believes,” “intends,” “possible,” “expects,” “estimates,” “anticipates,” or “plans” and similar expressions are intended to identify forward-looking statements.   Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the Company’s current expectations relating to future revenues, earnings, results of operations and future sales or growth.  The Company’s actual results may vary materially from those projected due to certain risks and uncertainties such as the general state of the economy, volume of business activity, continued need for our services by current and prospective clients, client cancellations, the Company’s ability to control and improve profit margins, including our ability to control operating costs and hourly rates for our services, the availability and utilization of qualified technical personnel and other similar factors.  For more information concerning risks and uncertainties to the Company’s business refer to the discussion in the “Market Condition, Business Outlook and Risks to Our Business” section in the Company’s Annual Report for the year ending January 3, 2004, and the Company’s prior Annual Reports, 10-Ks, 10-Qs, other Securities and Exchange Commission filings and investor relations materials.

(Tables follow)

Analysts International Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 28,	July 3,	June 28,
(in thousands except per share amounts)	2004	2003	2004	2003

Professional services revenue:
Provided directly	$72,084	$71,443	$143,153	$141,078
Provided through subsuppliers	14,781	11,167	29,106	27,573
Total revenue	86,865	82,610	172,259	168,651
Expenses:
Salaries, contracted services and direct charges	70,794	67,539	140,458	138,195
Selling, administrative and other operating costs	15,159	15,062	30,240	30,627
Amortization of intangible assets	194	194	387	387

Operating income (loss)	718	(185)	1,174	(558)
Non-operating income	2	17	8	25
Interest expense	(14)	—	(22)	(8)

Income (loss) before income taxes	706	(168)	1,160	(541)
Income tax expense (benefit)	—	—	—	(57)

Net income (loss)	$706	$(168)	$1,160	$(484)

Per common share:
Basic income (loss)	$.03	$(.01)	$.05	$(.02)
Diluted income (loss)	$.03	$(.01)	$.05	$(.02)

Average common shares outstanding	24,212	24,199	24,212	24,199
Average common and common equivalent shares outstanding	24,223	24,199	24,228	24,199

(more)

Analysts International Corporation

Consolidated Balance Sheets

(In thousands)	July 3, 2004	January 3, 2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$4,061	$4,499
Accounts receivable, less allowance for doubtful accounts	60,488	55,623
Other current assets	4,572	4,737
Total current assets	69,121	64,859

Property and equipment, net	6,304	6,297
Other assets	30,872	30,739

	$106,297	$101,895

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$16,844	$15,825
Salaries and vacations	9,995	7,774
Deferred revenue	1,797	2,766
Self-insured health care reserves and other amounts	3,454	2,829
Total current liabilities	32,090	29,194

Non-current liabilities, primarily deferred compensation	4,377	4,038
Shareholders’ equity	69,830	68,663

	$106,297	$101,895

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